Exhibit 10.13

November 24, 2020

Mary Miller

Dear Mary:

On behalf of Butterfly Network, I am pleased to offer you a position as General Counsel beginning as soon as practical. You will report to Laurent Faracci. Your annualized compensation in this position will consist of an annual base salary of $330,000 paid in twice monthly pay periods, less required deductions.

For calendar year 2021, you will receive a discretionary bonus with a target of 30% base salary based on goals, objectives, and performance metrics to be determined by Butterfly Network’s management. Such bonus will be paid in February 2022. It will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the scheduled date of payment of such bonus.

In addition to the outlined cash compensation, you will receive 250,000 stock options in Butterfly Network that (i) will be subject to the approval of Butterfly Network’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter.

You will be based out of your home office in Boston, MA.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Butterfly Network to conduct such background check

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on December 1, 2020 unless accepted by you in writing prior to such date.

Sincerely,

Butterfly Network, Inc.

By:	/s/ Alexander C. Magary

Name:	Alexander C. Magary

Title:	VP, Legal & Asst. Corp. Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Mary Miller

Name:	Mary Miller